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                                                                   EXHIBIT 99.1

                VIEWPOINT CORPORATION COMPLETES PRIVATE PLACEMENT

New York, NY - March 17, 2004 - Viewpoint Corporation (NASDAQ: VWPT) - a leading provider of Internet graphics and delivery systems - announced today that it completed a private placement of Viewpoint common stock with an institutional investor. Viewpoint issued 1,500,000 shares of common stock in the transaction at a price of $2.45 per share, for an aggregate purchase price of $3,675,000. The price per share represents the trailing 5-day average closing price of Viewpoint's common stock on the NASDAQ market.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the institutional investor absent registration under the Securities Act or an applicable exemption from the registration requirements of such act. In connection with the private placement, Viewpoint has agreed to file with the Securities and Exchange Commission a registration statement covering the shares issued in the private placement.

"While we were not looking for new investments at this time, we are glad to take this opportunity to enhance our cash position, without incurring any placement agent or broker fees and resulting in only limited dilution to existing stockholders," said Jay Amato, president and chief executive officer of Viewpoint.

Viewpoint also announced today that prior to the completion of the private placement, the institutional investor exercised its right to convert Viewpoint notes it had acquired from Viewpoint in March 2003 into shares of Viewpoint common stock. Under the terms of the convertible notes, two-thirds of the amount payable under the notes is convertible into shares of Viewpoint common stock at a price of $1.00 per share and the remaining one-third is convertible at a price of $1.09 per share.

"The addition of $3,675,000 in cash, coupled with the conversion of $925,000 in debt to equity, significantly improves our liquidity picture," remarked William
H. Mitchell, chief financial officer of Viewpoint.

About Viewpoint

Viewpoint Corporation is a premiere interactive-visualization distribution company providing visual application development, content assembly and delivery technology to leading companies such as America Online, IBM, CBS SportsLine, Kimberly Clark, Electronic Arts, General Motors, Lexus, Toyota, Scion, Samsung, HP-Compaq and Sony.

The company has approximately 100 employees at its headquarters in New York City and in San Francisco, Los Angeles, Chicago and Detroit.


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Viewpoint is a registered trademark of Viewpoint Corporation. Copyright 2004
Viewpoint Corporation. All rights reserved.


Contact:
   Investor Relations:
   Financial Dynamics
   Kellie Nugent, 212-850-5638
   knugent@fd-us.com